Exhibit T3E.8
Court File No. 04-CL-5306
ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST
IN THE MATTER OF THE COMPANIES’ CREDITORS
ARRANGEMENT ACT, R.S.C. 1985, c. C-36, AS AMENDED
AND IN THE MATTER OF A PROPOSED PLAN OF
COMPROMISE OR ARRANGEMENT WITH RESPECT TO
STELCO INC. AND THE OTHER APPLICANTS LISTED
IN SCHEDULE “A”
APPLICATION UNDER THE COMPANIES’ CREDITORS
ARRANGEMENT ACT, R.S.C. 1985, c. C-36, AS AMENDED
NOTICE OF MOTION
(motion for an order in respect of the guarantees for
the New Secured FRNs, returnable March 9, 2006)
        THE APPLICANTS will make a Motion to a Judge presiding over the Commercial List on Thursday, March 9, 2006 at 10:00 a.m., or as soon after that time as the motion can be heard, at 361 University Avenue, Toronto.
        PROPOSED METHOD OF HEARING: The motion is to be heard orally.
        THE MOTION IS FOR:
1.     an Order that, among other things, the terms and conditions of the issuance and exchange of the New Secured FRNs (including all guarantees of Stelco’s and any other obligor’s payment and/or performance given to the New Secured FRNs or the trustee(s) therefor in connection therewith), the New Common Shares, the New Warrants and cash to and with the Affected Creditors in exchange for, and in full and final satisfaction of, the Claims held by the Affected

Creditors pursuant to or in connection with the CCAA Plan are approved and are determined to be substantively and procedurally “fair” to the Affected Creditors.
        THE GROUNDS FOR THE MOTION ARE:
1.     On January 29, 2004, the Applicants applied for and were granted protection from their creditors under the CCAA, pursuant to the Initial Order.
2.     By order of this court dated January 20, 2006, the Applicants’ Third Amended and Restated Plan of Arrangement and Reorganization dated December 9, 2005 (the “CCAA Plan”) was sanctioned and approved. By order of this court dated February 14, 2006, a plan of arrangement under the CBCA (the “CBCA Plan”) was sanctioned and approved.
3.     The CCAA Plan contemplates the issuance of New Secured FRNs, New Common Shares, New Warrants and cash to the Affected Creditors in exchange for their Affected Claims.
4.     Section 5.03(l)(n) of the CCAA Plan provides that implementation of the CCAA Plan is conditional on the New Secured FRNs being freely transferable in the United States, subject to certain exceptions.
5.     Stelco intends to rely on paragraph 6 of the Sanction Order as constituting a part of the basis, under Section 3(a)(10) of the United States Securities Act of 1933, for claiming an exemption from the registration requirements of the United States Securities Act of 1933 with respect to the issuance of the New Secured FRNs of Stelco to residents of the United States in connection with the CCAA Plan.
6.     Section 3(a)(10) of the U.S. Securities Act of 1933 reads as follows:
“Except with respect to a security exchanged in a case under title 11 of the United States Code, any security which is issued in exchange for one or more bona fide outstanding securities, claims or property interests, or partly in such exchange and partly for cash, where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear, by any court, or by any official or agency of the United States, or by any State or Territorial banking or insurance commission or other governmental authority expressly authorized by law to grant such approval.”
7.     The CBCA Plan contemplates a new organization structure of Stelco’s various business units pursuant to which the assets and undertaking of each business unit will be transferred to a new limited partnership of which Stelco will be the limited partner and a new subsidiary corporation of Stelco will be the general partner.
8.     U.S. securities law counsel to the Applicants have advised that any guarantees of the New Secured FRNs provided by the limited partnerships or other entities in which Stelco has an interest (the “Guarantees”) are considered to be securities for the purposes of the United States Securities Act of 1933. For this reason, Stelco is now seeking an order of this court, similar in nature to paragraph 6 of the Sanction Order, so that the Guarantees are included with the New Secured FRNs and other securities to be issued to Affected Creditors under the CCAA Plan as securities to be issued in exchange for the Affected Claims of Affected Creditors.
9.     The Sanction Order, including paragraph 37 of the Sanction Order which allows the Applicants at any time prior to the Plan Implementation Date to apply to this Court for such other relief as they may consider necessary or desirable in connection with the Non-Core-Asset Sales, the Plan, any of the transactions contemplated by the Plan or any condition to implementation of the Plan.
10.    Such further and other ground as counsel may advise and this Honorable Court deem just.

        THE FOLLOWING DOCUMENTARY EVIDENCE will be used at the hearing of the motion:
1.	the Affidavit of Andrew Parker, sworn March 7, 2006;

2.	the Affidavit of Hap Stephen, sworn December 16, 2005;

3.	the Affidavit of Edwin B. Nordholm sworn January 18, 2006;

4.	the Sanction Order of the Honourable Mr. Justice Farley dated January 20, 2006; and

5.	such further and other materials as counsel may advise and this Honourable Court may permit.

March 7, 2006	McCarthy Tétrault LLP Suite 4700 Toronto Dominion Bank Tower Toronto ON M5K 1E6

Michael Barrack LSUC#: 21941W Tel: (416) 601-7894 Fax: (416) 868-0673

James D. Gage LSUC#: 34676I Tel: (416) 601-7539 Fax: (416) 868-0673

Geoff R. Hall LSUC#: 34701O Tel: (416) 601-7856 Fax: (416) 868-0673

Solicitors for the Applicants
TO:     THE SERVICE LIST

Court File No. 04-CL-5306
IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT, R.S.C. 1985, c. C-36, AS AMENDED
AND IN THE MATTER OF A PLAN OF COMPROMISE AND ARRANGEMENT OF STELCO INC., AND OTHER APPLICANTS LISTED IN SCHEDULE “A”
APPLICATION UNDER THE COMPANIES’ CREDITORS ARRANGEMENT ACT, R.S.C. 1985, c. C-36, AS AMENDED

ONTARIO SUPERIOR COURT OF JUSTICE COMMERCIAL LIST Proceeding commenced at TORONTO

NOTICE OF MOTION (motion for an order in respect of the guarantees for the New Secured FRNs, returnable March 9, 2006)

McCarthy Tétrault LLP
Box 48, Suite 4700
Toronto Dominion Bank Tower
Toronto, ON M5K 1E6

Michael E. Barrack LSUC#: 21941W
Tel: (416) 601-7894
Fax: (416) 868-0673

James D. Gage LSUC#: 34676I
Tel: (416) 601-7539
Fax: (416) 868-0673

Geoff R. Hall LSUC#: 34701O
Tel: (416) 601-7856
Fax: (416) 868-0673

Solicitors for the Applicants
#4074859 v.3